Issued: December 20, 2024

Belden Inc.
Insider Trading Policy

Introduction

This Insider Trading Policy (this “Policy”) concerns the handling of material, nonpublic information relating to Belden Inc. and its subsidiaries (collectively, the “Company”) or other companies with which the Company does business and with respect to transactions in the Company’s and such other companies’ securities.

Policy

A.Applicability of Policy

The Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants, bonds, notes, debentures and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

The Policy applies to all officers of the Company, all members of the Company’s board of directors (the “Board”), and all employees of, and consultants and contractors to, the Company and its subsidiaries, affiliates and other business units who receive or have access to material, nonpublic information regarding the Company and other entities with which the Company does business. Each provision of this Policy that applies to the persons described in the preceding sentence also applies to:

•members of their immediate families (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) with whom they share a household;
•other persons with whom they share a household; and
•any person or entity, such as parents or children, over which they have control or influence with respect to a transaction in securities.

All of the persons described above are referred to in this Policy as “Insiders.” This Policy also applies to any person who receives material, nonpublic information from any Insider. The Company may also determine that other persons should be subject to this Policy who have access to material, nonpublic information.

In addition, the Company itself must, at all times, comply with the securities laws of the United States and all applicable jurisdictions and is subject to the policy set forth in the following sentence. The Company may not engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, while in possession of material, nonpublic information concerning the Company that has not been disclosed to the counterparty. For the avoidance of doubt, this restriction does not apply to transactions by the Company pursuant to a trading plan that meets the requirements of Rule 10b5-1.

Issued: December 20, 2024

B.Definition of Material, Nonpublic Information

“Material” Information. Information is considered “material” if a reasonable investor would (i) consider such information important in making a decision on whether to buy, sell or hold a security or (ii) view the information as significantly altering the total mix of information in the marketplace about the company that issued the security. In addition, information that could reasonably be expected to affect the price of the security, whether positive or negative, should be considered material.

“Nonpublic” Information. Information that has not been disclosed to the public is generally considered to be “nonpublic” information. To establish that information has been disclosed to the public, the information must have been widely disseminated. Examples of public disclosure include the issuance of a press release, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, the filing of an appropriate report with the U.S. Securities and Exchange Commission (the “SEC”), or certain disclosures on the Company’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and/or institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information is generally considered to be “nonpublic” until the expiration of a period of two full trading days after the information is released to the general public. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, nonpublic information.

Examples of material, nonpublic information might include information about:

•the Company’s financial or operating results, whether for completed periods or relating to expectations for future periods;
•the gain or loss of a substantial supplier or customer or any significant change in the business relationship with a business partner;
•a pending or proposed acquisition or disposition of a significant asset;
•the Company entering into or terminating any significant contract;
•a material impairment or change in the value of the Company’s assets;
•the development of a significant new product, process, or service;
•the filing of litigation or claims against the Company, developments in pending litigation, or other contingent liabilities affecting the Company;
•negotiation of a joint venture, merger or acquisition;
•changes in executive management;
•significant labor negotiations or disputes;
•significant accounting developments;
•changes in dividend policies;
•the declaration of a stock split; and
•the offering of additional securities.

The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances.

Issued: December 20, 2024

C.Specific Policies

Trading on Material, Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, while in possession of material, nonpublic information concerning the Company.

Tipping. No Insider shall disclose (“tip”) material, nonpublic information to any other person (including family members) where such information may be used by such person (or someone known to such person) to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material, nonpublic information as to trading in the Company’s securities.

Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Prohibitions on Certain Transactions by Directors and Executive Officers. The Company has determined there are heightened reputational and legal risks if directors and executive officers of the Company engage in certain types of transactions. Therefore, it is the Company’s policy that directors and executive officers may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

•Anti-Hedging Policy; Short Sales (prohibited). Directors and executive officers are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds, and options) that are designed to hedge or offset any decrease in the market value of the Company’s securities that are held directly or indirectly by an Insider, including, but not limited, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.

Section 16(c) of the Securities and Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales.

Other Insiders are strongly discouraged from purchasing hedging securities or engaging in short sales.

•Margin Accounts; Pledging (prohibited). Directors and executive officers of the Company are also prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities for any purpose. Other Insiders are strongly discouraged from utilizing margin accounts or pledging the Company’s securities.

Issued: December 20, 2024

D.Additional Procedures for the Restricted Group

The Company has established additional procedures to assist the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material, nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable to the Company’s executive officers and directors (the “Restricted Group”). In addition, the General Counsel or the designee of the General Counsel (or, in the case of required approvals for the General Counsel, the Chief Executive Officer) (the “Compliance Officer”) may designate any officer, employee consultant or contractor of the Company as a member of the Restricted Group at any time if the Compliance Officer makes a determination that such individual is reasonably likely to be in contact with material, nonpublic information of the Company. The Compliance Officer shall keep a list of any individuals designated as part of the Restricted Group.

Pre-clearance of Trades. The Company has determined that the Restricted Group should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each member of the Restricted Group must obtain approval from the Compliance Officer prior to commencing any transaction (including any gift) in the Company’s securities. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and by entities over which such person exercises control. Unless revoked (or subject to cutoff upon closing of a trading window), a grant of approval will normally remain valid until the close of trading two business days following the day on which approval was granted. If the transaction does not occur during such two-day period, pre-clearance must be re-requested.

Mandatory Trading Window for Officers, Directors and Certain Employees. All directors, officers and employees having access to the Company’s internal financial statements or other material, non-public information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) described below. It is expected that the securities market’s trading window generally will open two full trading days after the Company’s quarterly release of earnings and will close two weeks prior to the end of the following quarter. For example, if the Company’s first quarter were to end on March 31, and the Company were to release information regarding its results after the close of business on April 20, the trading window would open on the morning of April 23, and would remain open through June 16. However, the trading window should not be expected to open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule, including closing the trading window at the Company’s option at any time. If the Company closes a trading window, the Company will provide all affected individuals with notification that the trading window has closed until further notice is provided. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

All employees, whether or not subject to the trading windows or pre-clearance procedures described in this Policy, are reminded that the safest time for transactions in Company securities will generally be at least a few days after the release by the Company of financial information relating to a completed quarter. The appearance of improper trading may increase as the Company approaches the end of the next fiscal quarter.

Issued: December 20, 2024

It should be noted, however, that even during the trading window, any person possessing material, non-public information concerning the Company should not engage in any transactions in the Company’s securities, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor” and does not negate the need for the Restricted Group to obtain pre-clearance of transactions. Good judgment should be exercised at all times.

Individual Responsibility. An Insider has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for that Insider or any other Insiders of the Company. An Insider may, from time to time, have to forgo a proposed transaction in the Company’s securities even if he or she planned to consummate the transaction before learning of material, nonpublic information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting. Any questions regarding this Policy or its application to any proposed transaction in the Company’s securities should be directed to the Legal Department.

E.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions.

All Insiders must obtain the written pre-approval of the Compliance Officer prior to (i) adopting any new plan or (ii) modifying, amending or terminating any existing plan. All Rule 10b5-1 Plans, including any amendments of such plans, must be pre-approved by the Compliance Officer at least five (5) trading days before adoption and may only be adopted or amended when an individual is not in possession of material, nonpublic information about the Company or otherwise subject to a trading blackout period. In addition, each Rule 10b5-1 Plan adopted by an Insider must:

•include a “cooling-off period” between the date a Rule 10b5-1 Plan is adopted or modified and the date of the first transaction under such plan following such adoption or modification in accordance with Rule 10b5-1;
•give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the trading person, provided the third party does not possess any material, nonpublic information about the Company, or alternatively, explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
•be entered into in good faith by the Insider at a time when the Insider was not in possession of material, nonpublic information about the Company; and
•otherwise satisfy the conditions of Rule 10b5-1.
All Insiders seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying that such Insider (i) will deliver a copy of any such plan, including any amendments or modifications thereto, to the Legal Department and (ii) consents to the disclosure of the material terms of any such plan, including any amendments or modifications thereto, in the Company’s Exchange Act reports.

Issued: December 20, 2024

F.Certain Exceptions

For purposes of this Policy, the Company considers the purchase of shares under the Company’s employee stock purchase plan (the “ESPP”) (but, in each case, not the election to enroll in the plan or the sale of any such shares) as exempt from this Policy. In addition, this Policy does not apply to the vesting of equity awards, or the exercise of a tax withholding right pursuant to which an Insider elects in advance to have the Company withhold shares of stock or net settle to satisfy tax withholding requirements upon the vesting of any equity awards. This Policy does not apply to purchases of Company shares in the Company 401(k) plan pursuant to periodic contribution of money to the plan through payroll deduction election. However, this Policy does apply to certain elections under the 401(k) plan, including (a) elections to change the percentage of contributions that will be allocated to the Company shares fund, (b) elections to transfer in or out of the Company shares fund, (c) elections to borrow against the 401(k) plan if Company shares will be liquidated and (d) an election to pre-pay a plan loan if the pre-payment will resolution in allocation of loan proceeds to the Company shares fund. Any additional exceptions to this Policy must be approved by the Compliance Officer.

Contact

For more information on this policy, please contact the Legal Department.